UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2005

Penwest Pharmaceuticals Co.

(Exact Name of Registrant as Specified in Charter)

Washington	000-23467	91-1513032
(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

39 Old Ridgebury Road, Suite 11
Danbury, Connecticut	06810-5120
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 736-9378

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURE

Item 1.01. Entry into a Material Definitive Agreement.

     On April 26, 2005, Penwest Pharmaceuticals Co. (“Penwest”) entered into a License Agreement (the “License Agreement”) with Prism Pharmaceuticals, Inc. (“Prism”). Pursuant to the License Agreement, Penwest granted Prism an exclusive license under certain Penwest intellectual property to develop, make, use and commercialize PW2101 in the United States and Canada for all indications except the treatment and/or prophylaxis of migraine. PW2101 is a beta blocker currently under review by the Food and Drug Administration (the “FDA”) that is intended for the treatment of hypertension and angina.

     Under the License Agreement, Penwest has agreed to continue to be responsible for certain pre-launch development activities relating to PW2101, including activities related to the FDA application and review. Penwest and Prism may share certain development activities and/or related costs. Prism has agreed to be responsible for the commercialization and marketing of PW2101 in the United States and Canada.

     Prism made an initial non-refundable $4.0 million payment to Penwest upon signing of the License Agreement. In addition, Penwest may receive up to $9.5 million in milestone payments upon the achievement of milestones relating to FDA approval and launch of PW2101. Penwest is also entitled to receive royalties ranging from 15% to 18% (subject to reduction under certain circumstances) upon net sales, if any, of PW2101, depending on sales levels. Penwest would also receive a portion of payments received by Prism if Prism sublicenses rights under the License Agreement.

     The parties have agreed that under the License Agreement Penwest will manufacture and supply to Prism Penwest’s bulk TIMERx for use in PW2101. If Penwest fails to supply bulk TIMERx for an extended period of time, Prism will be permitted to manufacture TIMERx for use in PW2101.

     The term of the License Agreement will continue until the later of the expiration of the last licensed patent or 15 years after receipt of the first FDA approval for the product, subject to earlier termination for certain commercialization failures or for a party’s breach or bankruptcy.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENWEST PHARMACEUTICALS CO.

Date: May 2, 2005	By:	/s/ Jennifer L. Good Jennifer L. Good Senior Vice President, Finance and Chief Financial Officer